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                                                                    EXHIBIT 99.D
                                                                    ------------

                            JOINT  FILING AGREEMENT

          The undersigned hereby agree that the Statement on Schedule 13D, dated December 15, 2000 ("Schedule 13D"), with respect to the shares of common stock,
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par value $0.001 per share of Ramp Networks, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                             *    *    *    *    *

          IN WITNESS WHEREOF, the undersigned have executed this Agreement dated December 15, 2000.

                              NOKIA CORPORATION


                                   /s/ MIKA VEHVILAINEN
                              By:  _______________________
                                   Name: Mika Vehvilainen
                                   Title: Attorney-in-Fact


                              BLACKBIRD ACQUISITION, INC.

                                   /s/ MIKA VEHVILAINEN
                              By:  ______________________
                                   Name: Mika Vehvilainen
                                   Title: President